EXHIBIT 5.1

April 20, 2016

Board of Directors

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, CO 80027

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the resale by the selling shareholders identified in the Registration Statement of up to 62,600,624 shares of the Company’s Class A common stock, $0.0001 par value per share (the “Shares”). The Shares are issuable pursuant to the terms of convertible notes and warrants described in the Registration Statement. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Company’s Articles of Incorporation and Bylaws, the resolutions of the Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we reviewed had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares that are covered by the Registration Statement that are to be offered and sold from time to time by the selling shareholders have been duly authorized and, when issued in accordance with the terms of the applicable convertible note, warrant or other agreement and upon receipt of the consideration contemplated thereby, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Colorado, and do not render any opinion as to legal matters subject to or governed by laws other than the State of Colorado or United States federal jurisprudence. We also express no opinion with respect to the blue sky or securities laws of any State, including Colorado.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP